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Exhibit 5.1

Ballard Spahr LLP

300 East Lombard Street, 18th Floor
Baltimore, MD 21202-3268
TEL 410.528.5600
FAX 410.528.5650
www.ballardspahr.com

December 4, 2012

Silver Bay Realty Trust Corp.
601 Carlson Parkway, Suite 250
Minnetonka, Minnesota 55305

  Re:
  Silver Bay Realty Trust Corp., a Maryland corporation (the "Company")—Registration Statement on Form S-11, as amended, pertaining to the issuance and sale by the Company of up to 15,238,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company

Ladies and Gentlemen:

        We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company under the Registration Statement on Form S-11 (Reg. No. 333-183838), filed with the Securities and Exchange Commission (the "Commission") on or about September 11, 2012, as amended (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

        In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

  (i)
  the corporate charter of the Company (the "Charter") represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "Department") on June 29, 2012; and the Articles of Amendment and Restatement in the form attached as an exhibit to the Registration Statement and approved by the Board of Directors of the Corporation on December 3, 2012 (the "Articles Of Amendment and Restatement");

  (ii)
  the Bylaws of the Company, adopted on or as of July 2, 2012 (the "Original Bylaws"), and the Amended and Restated Bylaws of the Company, adopted on or as of December 3, 2012 (the "Amended and Restated Bylaws", and together with the Original Bylaws, the "Bylaws");

  (iii)
  the Unanimous Written Consent in Lieu of Meeting of the Board of Directors (the "Board of Directors") of the Company, dated as of July 2, 2012 (the "Organizational Minutes");

  (iv)
  resolutions adopted by the Board of Directors on or as of September 10, 2012, September 11, 2012 and December 3, 2012 (the "Existing Directors' Resolutions", and together with the Organizational Minutes and the Final Determinations (as defined herein), the "Directors' Resolutions");

  (v)
  the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

  (vi)
  a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

  (vii)
  a Certificate of Timothy O'Brien, Secretary of the Company, dated as of the date hereof (the "Officers' Certificate"), certifying that, as a factual matter, the Charter, the Bylaws and the Directors' Resolutions are true, correct and complete, and have not been rescinded or modified except as noted therein, and as to the manner of adoption of the Organizational Resolutions and the Existing Resolutions; and

  (viii)
  such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

        In reaching the opinions set forth below, we have assumed the following:

  (a)
  each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

  (b)
  each natural person executing any of the Documents is legally competent to do so;

  (c)
  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

  (d)
  the Officers' Certificate and all other certificates submitted to us are, as to factual matters, true and correct both when made and as of the date hereof;

  (e)
  none of the Shares will be issued or transferred in violation of the provisions of the Article VII of the Charter relating to restrictions on ownership and transfer of capital stock; and

  (f)
  prior to the issuance of the Shares subsequent to the date hereof, the Articles of Amendment and Restatement will be filed with and accepted for record by the Department, and the Board of Directors, or a duly authorized committee thereof, will adopt resolutions which establish the consideration to be received by the Company for the issuance and sale of the Shares (the "Final Determinations").

        Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

  (1)
  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

  (2)
  The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors' Resolutions, such Shares will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

        This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

        We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ BALLARD SPAHR LLP

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  Exhibit 5.1